ASSET PURCHASE AGREEMENT
                            ------------------------


          AGREEMENT made as of the 24th day of November 1998 by and between NATURAL HEALTH TRENDS CORP., a Florida corporation (the "NHTC"), NHTC ACQUISITION, CORP., a Delaware corporation and a wholly-owned subsidiary of NHTC (the "Buyer") and KAIRE INTERNATIONAL, INC., a Delaware corporation (the "Seller").

                              W I T N E S S E T H :
                              - - - - - - - - - - -

          WHEREAS, Seller is in the business (the "Business") of developing and distributing through a network of independent associates a variety of natural health products including nutritional supplements and personal care products; and

          WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of the assets, property, business and goodwill of Seller, subject to the transfer to and assumption by Buyer of certain of Seller's liabilities relating to the ownership and operation of the Business, all on and subject to the terms and conditions hereinafter set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

          1.  PURCHASE OF ASSETS.  Subject to the terms and  conditions  of this
Agreement:

              1.1 Seller agrees to sell, transfer and assign to Buyer at the Closing (hereinafter defined), free and clear of all liens, claims and encumbrances whatsoever, except as otherwise specifically set forth on Exhibit A to this Agreement, and Buyer agrees to purchase from Seller thereon:

                   (a) All of the assets of Seller set forth on Exhibit B hereto, including, without limitation, all cash on hand and in banks, accounts receivable, notes receivable, tax refunds and/or credits, insurance policies and proceeds receivable, contractual rights and product formulations to any and all products of the Company, machinery, equipment, furniture, fixtures, leasehold security deposits and improvements, vehicles, licenses, product inventory, computers, computer systems, on-site and off-site computer records and computer software, including, but not limited to, all codes, improvements and modifications to any such software, customer lists, associate lists, telephone lists and telephone numbers including the Seller's "800" and other "toll-free" telephone numbers, product supply contracts, including, but not limited to, all rights to Enzogenol pursuant to the Manufacturing and Distributing Agreement dated as of August 14, 1998 by and between Seller and Enzo Nutraceutricals, Ltd. (the "Enzogenol Contract"), independent associate lists, all shares of capital stock owned by the Company in each of its wholly-owned and/or partially owned subsidiaries including, but not limited to, Kaire New Zealand Ltd., Kaire Australia Pty Ltd., Kaire Trinidad, Ltd. and Kaire Europe Ltd.

(collectively, the "Subsidiaries"), but excluding Kaire Korea Ltd., and all other personal property owned or leased by Seller; and

                   (b) All real property which Seller owns or to which it has title and all real property or leasehold estates in real property of which Seller is a lessor or lessee, all of which is also set forth on Exhibit C hereto; and

                   (c) All other tangible and intangible assets of Seller (except any pension or profit sharing plan), including, but not limited to, all of Seller's rights to the name "Kaire International, Inc.," and "Kaire" and any and all derivatives thereof and any other product name and all other registered or unregistered trademarks, tradenames, service marks, patents, logos, and copyrights of Seller, as well as all of Seller's financial and other books and records, including, but not limited to, its regulatory and compliance records, sales information, product information and sales material relating to the operation of the Business, all of which also are included on Exhibit B, tax returns as well as any other documents Buyer will need in order to be able to file a Current Report on Form 8-K following the purchase of the Assets and all future SEC filings including, but not limited to, all required audited and unaudited financial statements of the Business (the items referred to in subparagraphs (a) through (c) hereof hereinafter collectively, the "Assets"); and

                   (d) Seller will deliver to Buyer at the Closing a bill of sale to the Assets in the form annexed hereto as Exhibit D (the "Bill of Sale") and an agreement of assignment and assumption in the form annexed hereto as Exhibit E (the "Assumption Agreement") or such other appropriate document of assignment and/or conveyance as may be approved by counsel to the Buyer.

          1.2 Seller will assign to Buyer and Buyer will assume at the Closing only those liabilities of Seller set forth on Exhibit F hereto (hereinafter, the "Liabilities"). On the Closing Date (hereinafter defined), Buyer will execute the Assumption Agreement, assuming only the Liabilities. Buyer will not be liable for any obligations or liabilities of Seller of any kind or nature which either arose or are based upon any act or omission of Seller prior to the Closing Date which are not set forth on Exhibit F.

          2.  PURCHASE PRICE.

              2.1 The purchase price (the "Purchase "Price") for the Assets shall be paid at Closing as follows:

              PURCHASE PRICE.

              (i) NHTC will issue to the Seller (a) an aggregate of $2,800,000 stated value of shares of its 6% Series E Preferred Stock (the "Series E Preferred"), par value $.01 per share, $1,000 stated value per share, of which each outstanding share of Series E Preferred shall pay dividends at the annual rate of 6% of the stated value payable in cash or shares of Common Stock at the option of the Company, be redeemable at its stated value at any time by NHTC and shall be convertible into such number of shares of common stock, par value $.001 per share (the "Common Stock") of NHTC, as determined by dividing the stated value of each share of Series E Preferred being converted by 95% of the average closing bid price of the Common Stock for the three (3) trading days prior to the date of conversion of any share of Series E Preferred Stock (the Series E Preferred also shall contain such other terms, rights, limitations and preferences as set forth on Exhibit G hereto, to be prepared and filed with the Secretary of State of the State of Delaware no later than the Closing Date), and (ii) five (5) year warrants (the "Acquisition Warrants"), to purchase 200,000 shares of Common Stock at an exercise price of 110% of the closing bid price of the Common Stock on the date prior to the Closing Date (which exercise price can be paid, at the option of the holder, in cash or on a cashless basis by delivering shares of Common Stock). The form of Acquisition Warrant shall be annexed hereto as Exhibit H no later than the Closing Date. The shares of Common Stock issuable upon conversion of the Series E Preferred Stock and exercise of the Acquisition Warrants shall be subject to certain two
        (2) year "lock-ups" with the Company, which shall prevent the sale of the underlying Common Stock for a period of two (2) years from the Closing Date;

              (ii) Buyer shall pay to Seller each year for a period of five (5) years ("Buyer Net Income Payments") commencing with the year ending December 31, 1999, 25% of the Net Income of Buyer (as determined based upon the year end audited financial statements of Buyer prepared in accordance with GAAP consistently applied), if the Net Sales of Buyer (as determined based upon the year-end audited financial statements of Buyer prepared in accordance with GAAP consistently applied), in any such year is between $1.00 and $10,000,000; 33% of Buyer's Net Income if its Net Sales are between $10,000,000 and $15,000,000; 40% of Buyer's Net Income if its Net Sales are between $15,000,000 and $40,000,000; and 50% of Buyer's Net Income if its Net Sales are in excess of $40,000,000; provided, however, notwithstanding anything to the contrary provided herein or elsewhere, any Buyer Net Income Payments to be made pursuant to this Section 1.1(a)(ii) shall be reduced on a dollar-for-dollar basis to the extent of (A) all indebtedness of the Seller to (1) MW International, Inc., and (B) Manhattan Drug Company assumed by Buyer pursuant to the Assumption Agreement; (C) all other direct and/or indirect liabilities, costs or expenses assumed and/or otherwise incurred by the Buyer and/or NHTC of, or resulting from, the Seller, including but not limited to, litigation costs, including, but not limited to, reasonable attorneys' fees, payments of sales or other taxes, expenses of officers of the Seller, and other payments or expenses resulting directly and/or indirectly from the transactions contemplated by this Agreement;

          and (D) any reasonable inter-company obligations of the Buyer to NHTC resulting from third party payments made by NHTC on behalf of (or allocable proportionately to the Buyer by NHTC) that resulted from the transactions contemplated by this Agreement; provided, further, that all amounts set-off against Buyer Net Income Payments are cumulative and shall if not set-off in the year they are paid (or incurred) because the Buyer did not have a sufficient amount of Net Income to set off such payments against (or for any other reason), shall accrue and be used as a set-off in the earliest possible year or years thereafter; and

              (iii) On the Closing Date NHTC will issue shares of its 6% Series F Preferred Stock (the "Series F Preferred), par value $.01 per share, stated value $1,000 per share in exchange for the cancellation of certain indebtedness of the Buyer as follows: (i) approximately $150,000 of secured indebtedness owed by Seller to Marden
         Rehabilitation Associates, Inc. "Marden"), and (ii) approximately $200,000 of secured indebtedness owed to Magco, Inc. "Magco"). NHTC will issue to each such entity such number of shares of the Series E Preferred Stock as shall equal the quotient determined by dividing such person's aggregate indebtedness to the Seller being cancelled as set forth above, or as otherwise agreed to by the parties hereto, by the stated value of the Series F Preferred. The Series F Preferred shall have the same general terms as the Series E Preferred including, but not limited to, conversion formula, redemption rights and dividends, except the underlying shares of Common Stock shall not be subject to any lock-up agreement and shall have piggy-back registration rights (provided that if all of the holders of such underlying shares elect to have such shares registered earlier, and such holders agree to pay all costs and expenses associated with registering such shares including, but not limited to, fees and expenses of the NHTC's counsel and filing fees, then such holders shall have the right commencing thirty (30) days following the Closing Date to demand registration of such underlying shares by the Company on a registration statement on Form S-3). The terms, preferences, rights and limitations of the Series F Preferred shall be more fully set forth in the Series F Preferred Stock Certificate of Designation annexed hereto as Exhibit I (to be attached hereto and filed with the Secretary of State of the State of Delaware no later than the Closing Date). Such shares of Series F Preferred stock shall be issued pursuant to debt conversion agreements with each of Marden and Magco the form of which is annexed hereto as Exhibit J (the "Debt Conversion Agreements").

              2.2 With respect to the receipt of any shares of Preferred E Stock, Series F Preferred Stock, the Acquisition Warrants and the Common Stock issuable upon conversion or exercise thereof, as the case may be, Seller hereby represents and warrants (and each subsequent assignor prior to receiving any such shares will represent and warrant in writing to NHTC) as follows:

                   (a) Such stock is being acquired for such Seller's own account, with no present intention of transferring such securities or any participation or interest therein (other than the transfer, pursuant to a valid exemption from registration under the Securities Act of 1933, as amended), as set forth in Section 2.1(ii) and without a view to the distribution of any portion thereof, except in accordance with the Act;

                   (b) Seller has been given the opportunity to ask questions of, and receive answers from, NHTC concerning NHTC and the NHTC Stock and to obtain such additional information, to the extent NHTC possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as the Purchasers reasonably desire in order to evaluate NHTC and the NHTC Stock, and the Seller has had the opportunity to discuss any questions regarding NHTC or the NHTC Stock with its counsel or other advisor; and

                   (c) Seller acknowledges and understands that all shares of the Series E Preferred Stock, Series F Preferred the Acquisition Warrants and all shares of Common Stock issuable upon conversion or exercise thereof shall contain a restrictive legend substantially as follows:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF AGREES FOR THE BENEFIT OF NATURAL HEALTH TRENDS CORP. (THE "COMPANY") THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO THE COMPANY (UPON CONVERSION, EXCHANGE OR REDEMPTION THEREOF OR
          OTHERWISE), (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION IN ACCORDANCE WITH RULE 144 (IF AVAILABLE) UNDER THE SECURITIES ACT, OR
          (3)  PURSUANT  TO  AN  EFFECTIVE   REGISTRATION  STATEMENT  UNDER  THE
          SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES."

              2.3 The Purchase Price shall be allocated for foreign, federal, state and local tax purposes by each party among the Assets sold, transferred and assigned hereunder as determined by the Buyer and presented to the Seller, in accordance with Section 1060 of the Internal Revenue Code, not later than ninety (90) days from the Closing Date but in any event not later than fifteen
(15) days prior to the date any party is obligated to file its original tax return indicating such allocation, not including any extensions of time with respect thereto. For all pertinent tax purposes each party hereto shall report the purchase and sale provided for, and with the characterization given these transactions in this Agreement, to taxing authorities on a basis consistent with such allocation, and each party agrees not to take a position inconsistent with such allocation. The Buyer and Seller each shall timely file after the Closing Form 8594 with the Internal Revenue Service detailing this allocation. In the event that the Buyer determines, in its sole discretion, that any adjustments to such allocation are necessary, the Seller shall make such modifications as are necessary in Seller's Form 8594 or any tax report or return filed or to be filed by the Seller in order to conform to the Buyer's allocation as adjusted.

          3.  Termination of Agreement.

              3.1 Buyer shall be entitled to terminate this Agreement prior to or on the Closing Date or as a result of any uncured breach or default of any of Seller's representations, warranties, covenants or obligations under this Agreement, or the failure of any condition to Buyer's obligations provided for in Paragraph 8 of this Agreement.

              3.2 Seller shall be entitled to terminate this Agreement on the Closing Date, as a result of any uncured breach or default of any of Buyer's representations, warranties, covenants or obligations under this Agreement or the failure of Paragraph 9 of this Agreement.

              3.3 In the event that Buyer or Seller shall claim a breach or default of any representation, warranty, covenant or obligation of the other of them under this Agreement, Buyer or Seller shall be required to provide notice thereof to the breaching party. The breaching party shall have ten (10) days from such notice to cure any such breach or default. If required hereunder, the Closing Date shall be extended for a period of up to the remainder of such ten
(10) day cure period, in the event the cure period has not expired on the Closing Date.

              3.4 The termination of this Agreement by Buyer or Seller under this Paragraph 3 in accordance with the provisions of Paragraphs 3.1 or 3.2 hereof, shall be Buyer's or Seller's, as the case may be, sole and exclusive remedy against the other for any such breach or default of this Agreement and thereafter, Buyer and/or Seller shall have no further rights or obligations under this Agreement, unless any such termination is solely the result of a willful refusal to consummate this Agreement.

              3.5 Notwithstanding any provision in this Agreement to the contrary, in the event of Buyer's or Seller's willful refusal to consummate this Agreement, Buyer and Seller hereby agree and acknowledge that any such willful default may cause irreparable harm and damage to Buyer or Seller, as the case may be, and may not be remediable by an action at law for damages and the Buyer or Seller, as the case may be, shall, therefore, be entitled to seek all equitable remedies therefor, including, without limitation, declaratory judgment, temporary or permanent injunction, or specific performance of the provisions of this Agreement, without the necessity of posting a bond therefor, showing any actual damages, or that monetary damages would not provide an adequate remedy at law. Such equitable remedies shall not be exclusive remedies for any such willful default and Buyer and Seller may also avail themselves of any other remedies available to them.

          4. Representations and Warranties of Seller. In order to induce Buyer to enter into and consummate this Agreement, Seller represents and warrants to Buyer as follows:

              4.1 Seller (and each of the subsidiaries (the "Subsidiaries"), in their respective place of incorporation) is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its properties and carry on its business as now conducted. Seller (and each of the Subsidiaries) is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the operations of the Business or the Assets.

              4.2 Except for the delivery of the requisite consents of Seller's shareholders and Board of Directors at the Closing as hereinafter provided, all action on the part of the Subsidiaries, Seller and its Board of Directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been properly taken and obtained in compliance with the terms of the Subsidiaries and the Seller's Certificate of Incorporation and By-Laws, as amended and applicable law, and this Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

              4.3 Other than as set forth on Exhibit K hereto, no consent, approval, order, authorization, registration, qualification, license, permit, designation or declaration of, or other filing with or notification to, any foreign and/or domestic federal, state or local governmental or adhered or agency (the "Approvals") is required in connection with the authorization, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All Approvals are now, or as of the closing Date will be, in full force and effect and are not now, or will not be on the Closing Date, in default or subject to any notice of default, modification or limitation, or threat thereof and will be delivered by Seller to Buyer at the Closing.

              4.4 Except as set forth on Exhibit L annexed hereto, there is no action, suit, proceeding, or investigation pending, or to the knowledge of Seller, threatened against the Business, any Subsidiary, the Seller and/or their respective officers, directors and/or shareholders (the "Kaire Affiliates") by any third party relating to the Business, the Subsidiaries and/or the Assets or any action, suit, proceeding, or investigation pending, or the knowledge of Seller, threatened against any Subsidiary, Seller and/or the Kaire Affiliates in any way relating to the validity of this Agreement or the right of Seller to enter into or consummate this Agreement and the transactions contemplated hereby, or that might result, individually or in the aggregate, in any material adverse change in the Assets of Seller or any of the agreements constituting part of the Assets, or the condition, affairs, prospects or operations of Seller, any Subsidiary, or the Business, financially or otherwise, nor is Seller aware that there is any basis for any of the foregoing. Seller is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or governmental body, agency or authority. There is no action, suit, proceeding, or investigation by Seller currently pending or which Seller intends to initiate.

              4.5 Seller (nor any Subsidiary with respect to any of the following of any Subsidiary) is not in violation or default of any provision of its Certificate of Incorporation, By-Laws (each as amended), or of any instrument, finance, credit and/or loan agreement, debenture, not, judgment, order, writ, decree, or agreement to which it is a party or by which it is bound or, to its knowledge, of any provision of federal, state, or local law, rule or regulation applicable to any Subsidiary, Seller, the Business or the Seller's Assets. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, instrument, finance, credit and/or loan agreement, debenture, note, judgment, order, writ, decree, agreement, law, rule or regulation, or an event which will result in the creation of any lien, claim, charge or encumbrance upon the Business or any of the Assets.

              4.6 The Assets listed on Exhibit B attached hereto represent all of Seller's Assets (except for any pension or profit sharing plan). Seller owns the Assets and has, sole and marketable right, title and interest to all of the Assets and will convey the same to Buyer on the Closing Date, free and clear of all liens, claims, and encumbrances whatsoever (except as set forth on Exhibit A hereto) and in full compliance with all applicable "Bulk Sales" and similar laws.

              4.7 Seller will deliver an updated Exhibit F to Buyer on the Closing Date. There will be no material increase in the individual or aggregate amounts of the Liabilities set forth on such updated Exhibit F from those Liabilities set forth on Exhibit F attached hereto as of the date hereof. Exhibit M annexed hereto is a list of all debts, liabilities and obligations of Seller (the "Non-Assumed Liabilities") which are not being assumed by Buyer or converted on or prior to the Closing Date (which Exhibit M will provide the specifics of all such Non-Assumed Liability).

              4.8 All machinery and equipment transferred to Buyer at the Closing as part of the Assets will be in good operating order and condition, free of all material defects, will have been properly maintained in accordance with all service and maintenance agreements relating thereto and will be fit for operation in the ordinary course of business.

              4.9 (a) Seller's financial books and records, including, but not limited to, the Audited Financial Statements (as defined below), relating to its ownership and operation of the Business are accurate and complete and truthfully set forth all revenues, expenses, assets, liabilities and other matters pertaining to the financial condition and operation of the Business.

                   (b) The Seller has delivered to the Buyer by the delivery of Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-46085) of Kaire International, Inc. dated October 23, 1998 ("Amendment No. 2"), balance sheets of the Seller as at December 31, 1997, 1996 and 1995, respectively, and the related statements of income for the fiscal years then ended, together with the reports of BDO Seidman & Co. (hereinafter referred to as the "Accountant") with respect thereto (hereinafter referred to as the "Audited Financial Statements"). The Audited Financial Statements are true and correct in all material respects and comply with Regulation S-X of the Securities Act of 1933, as amended and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate, except as otherwise indicated therein or in the reports of the Accountant with respect thereto. The Audited Financial Statements fully and fairly present in conformity with such principles as so applied, the financial position and results of operations of the Seller, and the changes in its cash flows, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Audited Financial Statements fully and fairly present all liabilities of Seller of the types normally reflected in balance sheets as at the dates thereof. All adjustments necessary consistently to present fully and fairly the financial position and results of operations of Seller, and the changes in its cash flows, for such periods have been included in the Audited Financial Statements.

                   (c) The Seller has also delivered to the Buyer the balance sheets of the Corporation as and at September 30, 1998 and 1997, and the related statements of income for the nine (9) months then ended (hereinafter referred to as the "Interim Financial Statements," and, together with the Audited Financial Statements, - the "Historical Financial Statements"). The Interim Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The Interim Financial Statements fully and fairly present, in conformity with such principles as so utilized, the financial position and results of operations of the Seller, and the changes in its cash flows, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Interim Financial statements fully and fairly present all liabilities of the Seller of the types normally reflected in balance sheets as a basis comparable to past practice, all adjustments necessary to presently fully and fairly the financial position and results of operations of the Seller, and the changes in its cash flows, for such periods have been included in the Interim Financial Statements.

              4.10 Except to the extent set forth in or provided for in the Historical Financial Statements, this Agreement, or the schedules hereto, Seller has no liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, and no unrealized or anticipated losses from any unfavorable commitments or sales of products which, individually or in the aggregate, might have a material adverse effect on the Business or the Assets.

              4.11 Subsequent to September 30, 1998, neither the Seller nor any subsidiary has, and prior to Closing will not:

                   (a) directly and/or indirectly incurred any liability or obligation or otherwise become liable through a guarantee, assumption or otherwise under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its rights;

                   (b)  directly  and/or   indirectly   mortgaged,   pledged  or
          subjected to any lien or other encumbrance of any kind the Assets; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment or sold or transferred any tangible or intangible asset or property;

                   (c) effected any increase in salary, wages, or other compensation of any kind, whether current or deferred, to any officer, employee, consultant, or agent of the Seller, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any of the officers, employees, consultants or agents of the Seller earning in excess of $30,000 per annum); made any bonus, pension, profit sharing, or like payment to any officer, employee, consultant or agency of the Seller rendering services to Seller;

                   (d) entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any officer, employee, consultant or agent of the Seller rendering services to the Seller or made any contribution to any trust or plan for the benefit of any such person, except as required by the terms of plans or arrangements existing prior to such date; and neither the Seller nor any Subsidiary is a party to any such agreement;

                   (e) entered into any transaction with respect to the Business or the Assets other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby; or withdrawn any free cash from any bank account or used any cash for items other than consistent with past business practices as reflected in the Seller's books and records;

                   (f) suffered any damage, destruction, or loss to any of the Assets (whether or not covered by insurance); or

                   (g) suffered any change in the Business or Assets which, individually or in the aggregate, might have a material adverse effect on the Business and/or the Assets; and, since September 30, 1998, there has been no occurrence, circumstance or combination thereof which might be expected to result in any such material adverse effect.

              4.12 The Seller has filed or caused to be filed all federal, state, municipal and other tax returns, reports and declarations required to be filed by it on or before the date hereof so as to prevent any valid lien, charge or encumbrance of any nature on the Assets or impairment of the Business. The Internal Revenue Service has not examined the federal tax returns of the Seller for any period subsequent to December 31, ______. Only periods subsequent to December 31, ______ remain open for assessment of additional federal taxes. All assessments and charges (including penalties and interest, if any) related to periods ended on or before December 31, ______ have been paid by the Seller, including any necessary adjustments with state and local tax authorities, and no deficiency of payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof. Adequate provision has been made in the Historical Financial Statements for the payment of all then accrued and unpaid federal and other taxes, whether or not yet due and payable and whether or not disputed by the Seller. The Seller has not agreed to the extension of the statute of limitations with respect to any tax return.

              4.13 The Seller  does not own any real  property  utilized  in the
Business. Set forth on Exhibit N hereto is a brief description of every lease or agreement (including, in each case, the annual rental payable and the expiration date, the cost and depreciation reserve of any leasehold improvements and a brief description of the property covered) under which the Seller is lessee of, or holds or operates, any real estate owned by any third party and used in connection with the Business, and the amounts owed under such leases. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. The Seller is not in default under any such lease or agreement, nor, to the best of the knowledge of the Seller, is any other party to any such lease or agreement in default thereunder; and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving or notice or both would constitute, a default by any other party to any such lease or agreement or a basis for a class of force majeure or other claim of excusable delay or non-performance thereunder. There is no condition, whether occurring naturally or from any cause whatsoever, which would prevent any of the real properties leased by the Seller and used in connection with the business from having sufficient subjacent or lateral support in any material respect to support adequately any structure, nor is any part of the real properties leased by the Seller in a flood plain area, or affected by any adverse environmental conditions, including, but not limited to, chemicals or hazardous or non-hazardous waste which are violative of any environmental laws.

              4.14 The Seller does not maintain or sponsor and is not required to make contributions to any pension, profit-sharing, bonus, incentive, welfare, or other employee benefit plan covering any employee utilized in the Business. All pension, profit-sharing, bonus, incentive, welfare, or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees of the Seller utilized in the Business participate (such plans and related trusts, insurance, and annuity contracts, funding media, and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of

ERISA) being hereinafter referred to as the "Benefit Plans," and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans") comply in all material respects with all requirements of the Department of Labor and the Internal Revenue Service promulgated under ERISA and with all other applicable law. The Seller has not taken or failed to take any action with respect to either the Benefit Plans or the Multiemployer Plans which might create any liability on the part of the Seller or the Buyer. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan and as to each Multiemployer Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect to each such Plan. The Seller has furnished to the Buyer copies of all Benefit Plans and of all documents relating thereto requested by the Buyer, including, without limitation, financial statements with respect to such Benefit Plans for all periods in the last three years during which the Seller was a participant in or was required to make contributions to such Benefit Plans. Such financial statements are true and correct in all material respects, and none of the actuarial assumptions underlying such statements have changed since the respective dates thereof. In addition, as of the date hereof:

                   (i) No Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") or Multiemployer Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Internal Revenue Code of 1986, as amended [hereinafter referred to as the "Code"]), whether or not waived;

                   (ii) No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Defined Benefit Plan or any Multiemployer Plan; there have been no terminations of any Defined Benefit Plan or any Multiemployer Plan or any related trust; no such termination of any of the foregoing reasonably can be expected to occur, whether as a consequence of the execution and delivery of this Agreement, the consummation of the transactions contemplated herein or therein, or otherwise;

                   (iii) The Seller has not withdrawn (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan; and neither the execution and delivery of this Agreement or the consummation of the transactions contemplated herein or therein will result in the withdrawal (partial or total within the meaning of ERISA) from any Benefit Plan or Multiemployer Plan, or in any withdrawal or other liability of any nature to the Seller or the Buyer under any Benefit Plan or any Multiemployer Plan;

                   (iv) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan or Multiemployer Plan;

                   (v) There is no excess of the aggregate present value of accrued benefits over the aggregate value of the assets of the Defined Benefit Plans, and no withdrawal liability of the Seller with respect to the Multiemployer Plans;

                   (vi) There are no contributions which are, or hereafter will be required to have been made to trusts in connection with "defined contribution plans" (within the meaning of Section 3(34) of ERISA) with respect to services rendered by employees of the Seller utilized in the Business prior to the date hereof; and

                   (vii) Other than claims in the ordinary course for benefits with respect to the Benefit Plans or the Multiemployer Plans, there are no actions, suits, or claims pending with respect to any Benefit Plan or any Multiemployer Plan or any circumstances which might give rise to any such action, suit, or claims.

              4.15 Set forth in Exhibit O attached hereto is a list and description of all of the Seller's patents, logos, registered and common law trademarks and tradenames, copyrights, licenses and other similar rights and applications for each of the foregoing, in each case in any manner utilized in connection with the Business. The Seller owns all right, title and interest in and to all such proprietary rights, free and clear of all liens and other encumbrances of any kind. Such proprietary rights are all of the proprietary rights of the Seller. No adverse claims have been made, and no dispute has arisen with respect to any of the said proprietary rights; and the operations of the Seller and the use by it of its proprietary rights do not involve infringement or claimed infringement of any patent, trademark, servicemark, tradename, copyright, license or similar right. To the best of the knowledge of the Seller, the Seller has not suffered or allowed any of its trade secrets, know-how or other intellectual or intangible property rights to enter into the public domain. No other persons or businesses have received from the Seller the right to use, nor are there any persons or businesses using, any trademark, service mark, tradename set forth in Schedule O, or any variant thereof, singly or in combination with any other term, and no persons or businesses otherwise using any such tradename, or any variant thereof, singly or in combination with any other term, have ever attempted to restrain the Seller from using such name or any variant thereof, singly or in combination with any other term.

              4.16 The Seller has had no material problem in obtaining, in a timely manner and at market prices, any and all materials, supplies, equipment, and service used in connection with the Business including from Horphas Research Ltd., MW International, Inc. and Manhattan Drug Company, and the Seller has no reason to believe that the Business may have problems with respect to the availability of such materials, supplies, equipment, and services.

              4.17 Neither the sale by the Seller to Buyer of the Assets nor the transfer by the Seller to Buyer of the Liabilities as contemplated in this Agreement, singly, constitutes a "bulk sale" (as that term is defined by the Uniform Commercial Code) and the completion of the transactions contemplated in this Agreement, singly or in combination, shall not subject the

Buyer to any claims relating to or liabilities resulting from the operations or obligations of the Seller other than those included within the Liabilities.

              4.18 The Seller has provided to the Buyer a complete and correct copy of Amendment No. 2 dated October 23, 1998 (the "Amendment No. 2"), to its Registration Statement (File No. 333-46085). The Amendment No. 2 is correct and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading.

              4.19 There are no labor problems or unrest existing or, to the best of Seller's knowledge, threatened against Seller which could adversely effect the operation of the Business and/or use of the Assets after the Closing and Seller is not a party to any collectively bargaining agreement.

              4.20 Set forth on Exhibit P is a schedule of all insurance currently in force with respect to the operation of Seller's Business. To Seller's best knowledge, the insurance set forth on Exhibit M is adequate for risks normally insured against by companies similarly situated to Seller and provides coverage for all claims made by any third party against Seller (and its stockholders, officers, directors, agents, and employees) and Buyer for any product liability or other risks rendered by or on behalf of Seller prior to the Closing Date, without any limitation or restriction except as set forth on Exhibit P. All of such insurance is in full force and effect.

              4.21 The use by Seller and each of its Subsidiaries of the properties and premises used by each of them and any structures situated on any real property leased by Seller and/or the Subsidiaries is not in violation of any zoning, environmental, health, safety, fire or other codes or regulations of any federal, state or local government authority, and Seller and/or the Subsidiaries has legal and valid occupancy permits, if required, and all other required licenses, permits or governmental approvals for each of the foregoing properties and premises. No improvement, fixture or equipment in the properties or premises owned, leased, used or occupied by Seller and/or the Subsidiaries, nor the leasehold or occupation with respect thereto, is in violation of any zoning or building laws. Neither the Seller nor any of the Subsidiaries has received any notice of violation of any building, fire, health, safety, environmental or zoning codes or any law, ordinance or regulation of any kind relating to or affecting Seller's and/or the Subsidiaries properties and premises, and all such properties and premises are zoned for the purposes for which such properties and premises are currently being used. Furthermore, neither the Seller nor any of the Subsidiaries has received formal or informal notices or notifications of any outstanding requirements or recommendations by the insurance companies which have issued the insurance policies covering the property and premises leased by Seller and/or the Subsidiaries or by any board of fire underwriters or other body exercising similar functions, including, without limitation, any notice requiring or recommending any repairs or work to be done on or to any such property or premises.

              4.22 The Seller (and/or its Subsidiaries, as the case may be), has all domestic and international franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on the Business as currently conducted (including, without limitation, those franchises, licenses, permits, and other approvals required by the United States Food and Drug Administration, the United States Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service and the United States Environmental Protection Agency including the "Dietary Supplement Health and Education Act of 1984" and the "Door-to-Door sale Act" of South Korea and the employees and agents of the Seller assigned to or otherwise involved in the Business also have all such franchises, licenses, permits and other governmental and non-governmental approvals required of them in carrying out their duties on behalf of the Seller. All such franchises, licenses, permits and other governmental and non-governmental approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or, to the best of the knowledge of the Seller, threatened proceeding under which any may be revoked, terminated or suspended. Without limiting the generality of the foregoing, the Seller is not party to any management contract, collateral agreement or similar arrangement requiring the approval of any of such organization or any submission to any of such organization or any background investigation by any of such organization. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not adversely effect or otherwise impair the ability of the Buyer as the sole owner of the Assets fully to enjoy the benefits of any of such franchises, licenses, permits or other governmental approvals. Set forth on Exhibit Q annexed hereto is a list of the Seller's ownership interest in each of its Subsidiaries. The Seller has not violated, and is not alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, or of any Indian Tribe or instrumentality thereof, binding upon the Seller.

                   (a) Without limiting the generality of the foregoing, neither the consummation of the transactions contemplated by this Agreement nor any real property utilized by the Seller in the Business nor any condition thereon violates any Environmental Law (as hereinafter defined) and no provision of any such Environmental Laws in any way affects the consummation of the transactions contemplated by this Agreement. Neither the Seller, nor any owner of any property utilized by the Seller in connection with the Business; (i) has filed any notice under any federal, state or local law, or regulation, indicating past or present treatment, storage or disposal of a hazardous or toxic waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, or (ii) has any liability, contingent or otherwise, under any such law or regulation in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance on any such property. No hazardous materials and no hazardous substances have been generated, treated, stored or disposed of or placed in violation of any applicable law or regulation on any such property or, from any such property, on or into any waste disposal site owned or operated by a third party. All underground tanks on such properties have been properly registered with or reported to the appropriate governmental agency or agencies, and none of such tanks leak.

                   (b) For purposes hereof, "Environmental Laws" shall mean any and all federal, state or local laws, statutes, ordinances, rules, regulations, order or determinations of any federal, state or local governmental authority pertaining to the environment, including, without limitation, the federal Clean Air Act, as amended, Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, Water Pollution Control Act, as amended, Superfund Amendments and Reauthorization Act of 1986, as amended, Hazardous Materials Transportation Act, as amended, National Environmental Policy Act and all other environmental, conservation or protection laws.

              4.23 Listed and described on Exhibit R attached hereto are all contracts other than real property leases (the "Contracts"), of the Company. All of such Contracts are in full force and effect and the Seller has obtained consents from the parties thereto (other than the Seller), to the assignment of the particular contracts also listed on Schedule B hereto that Buyer desires to acquire.

              4.24 All of the foregoing representations and warranties of Seller shall be true and correct as of the Closing Date and Seller will certify same to Buyer as being true and correct at the Closing as hereinafter provided. All of the foregoing representations and warranties of Seller will survive the Closing of the transactions provided for hereunder and shall not be merged therein for a period of twenty-four (24) months following the Closing Date.

          5. Representations and Warranties of Buyer. In order to induce Seller to enter into and consummate this Agreement, Buyer represents and warrants to Seller as follows:

              5.1 Buyer is a corporation, duly organization, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its properties and carry on its business as now conducted.

              5.2 All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been (or prior to the Closing will be) taken and obtained and at Closing this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

              5.3 The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of Buyer's Certificate of Incorporation or its By-Laws or any instrument, judgment, order, writ, decree or agreement to which it is a party or by which its assets or properties are bound.

              5.4 There is no action, suit, proceeding, or investigation pending, or to the knowledge of Buyer, currently threatened against Buyer, in any way relating to the validity of this Agreement or the right of Buyer to enter into or to consummate this Agreement and the transactions contemplated hereby.

              5.5 All of the foregoing representations and warranties of Buyer shall be true and correct as of the Closing Date and Buyer will certify same to Seller as being true and correct at the Closing as hereinafter provided. All of the foregoing representations and warranties of Buyer will survive the Closing for a period of twenty-four (24) months of the transactions provided for hereunder and shall not be merged therein.

          6. The Closing. The closing of the sale transaction which is the subject of this Agreement (the "Closing") shall take place at 10:00 a.m. at the offices of Gusrae, Kaplan & Bruno, 120 Wall Street, New York, New York 10005 upon the earlier to occur of (i) all of the conditions of the Buyer and Seller as set forth in Sections 9 and 10, respectively, of this Agreement being fulfilled or waived, or (ii) March 30, 1998 (the "Closing Date"), or on such earlier or later date on which Buyer and Seller may mutually agree.

          7. Conduct of Seller's Business Prior to Closing. During the period from the date hereof to the Closing Date, Seller will operate the Business only in the regular and ordinary course of its business, will preserve its present relationships with its key employees, customers, suppliers, banks, government officials and other third parties doing business with Seller and during such period, it will not, without the consent of Buyer, engage in any conduct or enter into any transaction which is not in the regular and ordinary course of its business of operating the Business, including, without limitation, the following:

                   (a) Create or incur any mortgage, security interest, lien, charge, claim or encumbrance of any kind on the Assets, revenues, or cash flow from the operation of the Business.

                   (b) Make or become a party to any employment, license, management agreement (or renew, extend, amend, or modify any of such agreements) or any other agreement or commitment in any way affecting the operation of the Business (or renew, extend, amend or modify any such other agreement or commitment), except in the regular and ordinary course of Seller's business as to such other agreements or commitments.

                   (c) Other than pursuant to employee salaries, consistent with past payments as reflected on the Seller's books and records for the prior 12 months, pay or distribute any cash of Seller to any employee, stockholder, officer, director, principal or affiliate of any such person or any person or entity owned or controlled, directly or indirectly, by Seller, or any such person, partner or principal, for any purpose.

                   (d) Waive or release any right of substantial value.

          8. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions provided for under this Agreement are subject to and conditioned upon the fulfillment, on and as of the Closing Date, of each of the following conditions. If any of such conditions are not satisfied on and as of the Closing Date (or earlier, with respect to the condition set forth in subparagraph (a) hereof), Buyer may terminate this Agreement upon notice to
Seller:

                   (a) The representations, warranties, covenants and agreements of Seller in this Agreement shall be true, accurate and complete both on the date of this Agreement and on the Closing Date and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Buyer shall have been furnished with a certificate of the officers of Seller, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions.

                   (b) There shall not be any material adverse change in the financial condition, business or future prospects of Seller (or any of its Subsidiaries) and there shall be no federal, state or local law, rule or regulation proposed or enacted (whether domestically or abroad), or other event or condition of any character, which Buyer determines may adversely effect the operations of the Business after the Closing.

                   (c) Seller shall have received and will deliver to Buyer on the Closing Date, copies of the requisite consents of its Directors and shareholders to the transaction contemplated by this Agreement (in accordance with the Delaware General Corporation Law and any other applicable law), and Seller shall have distributed in a timely manner and in required form as required by the Delaware General Corporate Law all notices to the shareholders of the Seller regarding the transactions contemplated hereby.

                   (d) From and after the date hereof and until the Closing Date, Seller shall have operated the Business diligently and in good faith and only in the historical regular and ordinary course.

                   (e) Seller will own all right, title and interest in and to the Assets on the Closing Date and will sell, transfer and assign the same to Buyer on the Closing Date, free and clear of all liens, claims, equities or encumbrances whatsoever, except as set forth on Exhibit A hereto.

                   (f) The indemnification agreements (the "Indemnification Agreements"), the form of which will be annexed hereto on later than the Closing Date as Exhibit S regarding the Buyer indemnifying certain officers of the Seller relating to sales tax of Seller have been agreed to the satisfaction of the Buyer.

                   (g) All of the inventory, machinery and equipment comprising a part of the Assets and/or leased by Seller, will be in good operating order and condition on the Closing Date, free of all material defects.

                   (h) Buyer shall have received, on or prior to the Closing Date, all Approvals or an opinion of Seller's counsel satisfactory to Buyer that no such Approvals are so required (including but not limited to the Enzogenol Agreement).

                   (i) There will be no pending or threatened action or proceeding against the Seller or the Business in any way affecting or challenging the transactions contemplated hereby, except as set forth on Exhibit L.

                   (j) Seller will have delivered to Buyer on the Closing Date all of the documents and other information required by Paragraph 11 hereof.

                   (k) NHTC, Buyer and its agents shall have completed their due diligence of the Business and the Assets to their full satisfaction.

                   (l) NASDAQ shall not have objected directly and/or indirectly to the closing of the Acquisition and the completion of the transactions as contemplated in this Agreement (nor shall there be a delisting possibility).

                   (m) All requirements of any applicable Bulk Sales laws have been complied with (or waived by Buyer), to the satisfaction of the Buyer and its counsel.

                   (n) NHTC shall, if necessary or required by NASDAQ to avoid delisting, have obtained shareholder approval at a shareholders' meeting and distributed proxies and a proxy statement in accordance with Section 14 of the Securities Exchange Act of 1934, as amended, and complied with all state and federal rules, regulations and laws.

                   (o) The required parties shall have entered into the Debt Conversion Agreements annexed hereto as Exhibit J.

                   (p) All Exhibits to this Agreement shall have been delivered and shall be satisfactory to the Buyer.

          9. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of Seller to consummate the transactions provided for under this Agreement are subject to and conditioned upon the fulfillment, on and as of the Closing Date, of each of the following conditions. If any of such conditions are not satisfied on and as of the Closing Date, Seller may terminate this Agreement upon notice to Buyer:

                   (a) The representations, warranties, covenants and agreements of Buyer in this Agreement shall be true, accurate and complete both on the date of this Agreement and on the Closing Date and Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have been furnished with a certificate of the President of Buyer, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions.

                   (b) Buyer shall have paid the Purchase Price to Seller.

                   (c) The Indemnification Agreements shall have been entered into.

                   (d) The Certificate of Designation for the Series E Preferred and the Certificate of Designation for the Series F Preferred (collectively, the Certificate of Designations), shall no later than the Closing Date have been filed with the Secretary of State of the State of Delaware.

                   (e) Buyer will have delivered to Seller on the Closing Date all of the documents and other information required by Paragraph 10 hereof.

          10. Documents to be Delivered by Buyer at Closing. Buyer (or NHTC, if applicable) will deliver the following documents to Seller at the Closing:

                   (a) The Certificate signed by the President of Buyer required by Paragraph 10(a) hereof.

                   (b) The Assumption Agreement relating to certain liabilities being assigned and assumed by Buyer, shall have been duly executed by Buyer.

                   (c) Stock Certificates representing the Series E Preferred stock and the Series F Preferred stock NHTC Stock (as provided in section 2 of this Agreement).

                   (d) The executed Debt Conversion Agreement.

                   (e) The Indemnification Agreements.

                   (f) The Certificate of Designations.

                   (g) The executed Acquisition Warrant.

                   (h) Such other documents consistent with the provisions of this Agreement as counsel for Seller may reasonably request.

          11. Documents to be Delivered by Seller at Closing. Seller will deliver the following documents to Buyer at the Closing:

                   (a) An Officers' Certificate signed by the President of the Seller in form and substance satisfactory to the Buyer.

                   (b) Copies of the requisite consents of Seller's shareholders and directors.

                   (c) The Bill of Sale, duly executed by Seller.

                   (d) The originals of all of the agreements constituting part of the Assets and duly executed assignments to Buyer thereof by delivery of duly executed Assumption Agreements.

                   (e) General releases of all claims against the Seller, NHTC, the Buyer and the Assets duly executed by (i) all holders of the promissory notes (the "Notes") sold to investors in private placements conducted by May Davis & Co. totaling approximately $1,908,000 in the aggregate as of September 30, 1998 (as well as documents evidencing such person's cancellation of their Notes) and proof of filing of U.C.C.-3s releasing such person's security interests in the Assets; and (ii) from Marden and Magco.

                   (f) The original executed consent to the assignment of any contract, duly executed or, in lieu thereof, a new agreement or a continuation or modification of any existing agreements between Buyer and any third party (including, but not limited to, the Enzogenol Agreement).

                   (g) The original executed consent of Seller's landlords to the assignment of the leases (set forth on Exhibit M), together with an estoppel certificate from such landlords.

                   (h) A certificate or other written confirmation from Seller's insurance carrier(s) or their authorized agents that all of the insurance set forth on Exhibit P has been transferred to Buyer and is in full force and effect as of the Closing Date.

                   (i) Updated judgment and lien searches on the Assets as of the most recent practical date prior to the Closing Date, which must show no liens, encumbrances, judgments or other clouds of title on the Assets.

                   (j) Seller shall deliver to Buyer at the Closing, all books, records and other documents relating to the Assets and operation of the Business.

                   (k) Updated Exhibit F as of the Closing Date.

                   (l) A Secretary's Certificate and Incumbency Certificate.

                   (m) Such other documents consistent with the provisions of this Agreement as counsel for Buyer may reasonably request.

          12. No Shop. In order to induce NHTC and the Buyer to expend the out-of-pocket costs necessary to conduct its due diligence investigation of Seller and the Assets and prepare the appropriate documentation for the transactions contemplated hereby, Seller and each of its principals shall, and shall cause Seller and its employees, representatives and agents to, immediately cease discussions or negotiations with any other persons or entities with respect to any sale, acquisition, merger, joint venture or financing proposals involving the Assets or capital stock of Seller, and likewise, neither such principals, Seller nor any of Seller's employees, representatives and agents shall, during the 120 day period immediately following the date of this Agreement shall solicit, or entertain unsolicited interests concerning any such sales, joint ventures, acquisition or financing proposal or similar transaction involving Kaire or its stockholders.

          13. Public Statements. Neither NHTC, Buyer nor Seller shall release any information concerning this Agreement or the transactions contemplated hereby which is intended for or may result in the public dissemination thereof, without first furnishing copies of all documents or scripts of proposed oral statements to the other party for comment and for the other party's written consent prior to the release thereof. Buyer and Seller agree not to disclose any such information to any person except on a "need to know" basis to persons who are advised of the confidential nature of the information and the potential penalties for use or disclosure of non-public information. Nothing contained in this Paragraph 14 shall prohibit either Buyer or Seller from releasing any information to any governmental authority if required to do so by law.

          14. Brokers. Other than as set forth on Exhibit T annexed hereto, the parties hereto each agree and represent and warrant to the other that no broker or finder was in any way instrumental or had any part in bring about this transaction. Each of the parties hereto hereby agrees to defend, indemnify and hold the other harmless from and against any loss, liability, claim, cost or expense (including reasonable counsel fees) resulting from any claim that may be made against the other by any broker, finder or other person or entity claiming a commission, fee, or other compensation by reason of this transaction based upon such indemnifying party's acts or omissions. All investment banking, brokerage and similar fees, if any, set forth on Exhibit T, shall be the sole responsibility of the party owing such fees.

          15. Insurance; Risk of Loss. Seller shall maintain in effect, at its cost, without modification, all insurance policies currently in effect covering the Assets and the business from the date hereof through the Closing. Seller hereby assumes all risk of loss, injury or destruction of the Assets from the date hereof through the Closing Date. In the event of any loss, injury or destruction of the Assets prior to the Closing that Buyer determines substantially impairs the value of the Assets or the Business, or if the operations of the Business are terminated or interrupted prior to the Closing other than in the regular and ordinary course of business, Buyer shall have the right to terminate this Agreement on or before the Closing.

          16. Miscellaneous.

              19.1 This Agreement, including the exhibits hereto, constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied between the parties hereto with respect to the subject matter hereof and may not be changed or modified except by an instrument in writing signed by the party to be bound thereby.

              19.2 All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (or to such other address as either of the parties hereto shall specify by notice given in accordance with this provision) or sent by facsimile transmission (with a copy mailed by first class mail to the address set forth below (or to such other facsimile number as either of the parties hereto shall specify by notice given in accordance with this provision):

              If to Buyer:

                   Natural Health Trends Corp.
                   250 Park Avenue (10th Floor)
                   New York, New York 10022

                   Attention: Joseph P. Grace, President
                   Facsimile:        (203) 222-8479

              If to Seller:

                   Kaire International, Inc.
                   380 Lashley Street
                   Longmont, Colorado 80501

                   Attention:        Robert L. Richards, Chief Executive Officer
                   Facsimile:        (303) 682-4236

          All such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the third business day after the mailing thereof or on the day actually received, if earlier, except for a notice sent by facsimile transmission, or a notice of a change of address which shall be effective only upon receipt.

              19.3 Neither party hereto may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto. This

Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and permitted assigns. Nothing contained herein is intended to confer upon any person or entity, other than the parties hereto, or their respective successors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

              19.4 No waiver of any provision of this Agreement or of any breach thereof shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement or of any representation, warranty, or covenant in this Agreement by the other party hereto, shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, or covenant of such other party, unless the instrument of waiver expressly so provides.

              19.5 This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof, except as to applicable federal and state securities laws or as may otherwise be expressly provided for in any exhibit to this Agreement. The parties hereto hereby agree that any suit or proceeding arising under this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York, except for any suit or proceeding seeking an equitable remedy hereunder which may be brought in any court of competent jurisdiction. By its execution hereof, Seller hereby covenants and irrevocably submitted to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon it personally, or by certified mail or registered mail upon Seller or such agent, return receipt requested, with the same full force and effect as if personally served upon Seller in New York City. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

              19.6 The parties hereto hereby agree that, at any time and from time to time after the date hereof and through and after the Closing Date, upon the reasonable request of either party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

              19.7 Except as expressly provided for by the provisions of this Agreement or applicable law, each of the parties hereto shall bear all of its respective costs and expenses incurred in connection with the negotiation, preparation, execution, consummation, performance and/or enforcement of this Agreement, including, without limitation, the fees and disbursements of their respective counsel, financial advisors and accountants, it being understood and agreed that all of such costs and expenses of the Seller shall be paid out of the Purchase Price and not out of the Assets of the Seller.

              19.8 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when together, shall constitute one and the same instrument.

              19.9 The Paragraph headings used in this Agreement have been used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

              19.10 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall remain in full force and effect.

          17. Due Diligence and Requested Information.

                   (a) The Seller shall afford the Buyer and its officers, employees, accountants, counsel, investment bankers (and their counsel) and other authorized representatives reasonable access, during ordinary business hours, to its properties, books and records, and shall cause its representatives to furnish to the Buyer such additional financial and operating data and other information as to the Business and the Assets as the Buyer may from time to time reasonably request. The Seller shall hold itself and its employees available to consult with the Buyer with respect to the Business in such manner as the Buyer shall from time to time reasonably request in order for the Buyer fully to investigate the Assets and the Business; it being understood and agreed that the reasonable expenses of travel by any such employees required by the Buyer shall be borne by the Buyer.

                   (b) In addition to its due diligence obligations set forth above, Seller will provide to Buyer upon Buyer's request, all information on a daily basis requested informally to the extent available regarding sales, available cash, returns and chargebacks, inventory and similar information.

          18. Notification of Certain Matters. Between the date hereof and the Closing Date, the Seller shall give prompt notice in writing to the Buyer of:
(i) the occurrence, or failure to occur, of any event known to the Seller, which occurrence or failure would be likely to cause any representation or warranty of the Seller, contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing, (ii) any notice or other communication received by the Seller, from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication received by the Seller, from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, (iv) any actions, suits, claims, investigations or proceedings known to the Seller, commenced or, to the best of its knowledge, threatened against the Seller, or relating to or involving the Seller affecting the Seller or which relate to the Assets and/or consummation of the transactions contemplated by this Agreement, and (v) any material failure known to the Seller or any officer, director, employee or agent thereto to comply with or satisfy any covenants, condition or agreement to be complied with or satisfied by it hereunder.

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

ATTEST:                                      NATURAL HEALTH TRENDS CORP.

_____________________________                 By:_______________________________
Secretary                                         Joseph P. Grace, President

ATTEST:                                      NHTC ACQUISITION CORP.

_____________________________                By:_______________________________
Secretary                                         Joseph P. Grace, President

ATTEST:                                      KAIRE INTERNATIONAL, INC.

_____________________________                By:_______________________________
Mark D. Woodburn, Secretary                       Robert L. Richards,
                                                  Chief Executive Officer

                                 EXHIBITS TABLE
                                 --------------

EXHIBIT       TITLE                                                    SECTION
-------       -----                                                    -------
A             Permitted Liens                                          1.1
B             Assets                                                   1.1(a)
C             Real Property                                            1.1(b)
D             Form of Bill of Sale                                     1.1(d)
E             Form of Assumption Agreement                             1.1(d)
F             Seller's Liabilities                                     1.2
G             Form of Certificate of Designation
              (to be attached as the Closing Date)                     2.1(i)
H             Form of Acquisition Warrant
              (to be attached at the Closing Date)                     2.1(i)
I             Form of Certificate of Designation
              for the Series F Preferred Stock
              (to be attached at the Closing Date)                     2.1(iii)
J             Form of Debt Conversion Agreement
              (to be attached at the Closing Date)                     2.1(iii)
K             Consents, Approvals, Orders, etc.                        4.3
L             Actions, Suits, Proceedings and Investigations           4.4
M             Non-Assumed Liabilities                                  4.8
N             Leases                                                   4.13
O             Intellectual Property                                    4.15
P             Insurance                                                4.20
Q             Domestic and International Subsidiaries,
              Licenses, Permits and Other Approvals                    4.22
R             Contracts                                                4.23
S             Form of Indemnification Agreement                        8(f)
T             Investment Banking, Brokers, Etc. Fees                   14